S&P Global Announces Intent to Sell Engineering Solutions Business

NEW YORK – Wednesday, November 30, 2022 – S&P Global (NYSE: SPGI) today announced its intention to divest its Engineering Solutions business. This decision follows the merger of S&P Global and IHS Markit earlier this year.

“Engineering Solutions is a strong, profitable business with excellent growth prospects,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “The divestiture will allow us to continue to manage the company with discipline, execute our growth strategy, and is an important step in our evolution.”
The solutions, data, technology and insights from Engineering Solutions allow over 6,000 global customers and 650,000 users to optimize workflows and end-user experiences. Its products enable engineers, builders and architects in many industries to access the data and insights they need to deliver complex projects and new products.

S&P Global has engaged on a confidential basis several prospective buyers.

About S&P Global
S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through ESG and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow, today.

Investor Relations:
Mark Grant
Tel: +1 347 640 1521
Mark.Grant@spglobal.com

Media:
Ola Fadahunsi
Tel: +1 212 438 2296
Ola.Fadahunsi@spglobal.com

Forward-Looking Statements:
Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. In particular, the sale transaction described is subject to certain risks and uncertainties, including the ability to obtain all required regulatory approvals, as well as risks relating to any unforeseen liabilities, losses, and declines in economic performance. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Item 1A, Risk Factors, in our most recently filed Annual Report on Form 10-Q, which can be obtained at its website at

http://www.sec.gov. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.